Jacobs Footnote 1

EXHIBIT 99.1

Non-Derivative Securities Beneficially Owned

Title of Security	Amount of Securities Beneficially Owned	Ownership
Common Stock	18450	Larry J. Jacobs Revocable Living Trust
Common Stock	14690	Self-Directed IRA

Derivative Securities Beneficially Owned

Conversion or Exercise Price of Derivative Security	Title of Derivative Security	Transaction Date	Date Exercisable	Expiration Date	Title	Amount of Shares	Number of derivative Securities Beneficially Owned Following Reported Transaction	Ownership
8.94	Option	1999-12-31	2000-12-31	2009-12-31	Common Stock	7500		D
6.625	Option	2000-12-31	2001-12-31	2010-12-31	Common Stock	1500		D
8.32	Option	2001-12-31	2002-12-31	2011-12-31	Common Stock	1500		D
10.106	Option	2002-12-31	2003-12-31	2012-12-31	Common Stock	1500	1200	D